Exhibit 99.1

Saia Reports Third Quarter Results

JOHNS CREEK, GA – October 25, 2024 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today reported third quarter 2024 financial results. Diluted earnings per share for the quarter were $3.46 compared to $3.67 in the third quarter of 2023.

Highlights from the third quarter operating results were as follows:

Third Quarter 2024 Compared to Third Quarter 2023 Results

•
Revenue was $842.1 million, an 8.6% increase
•
Operating income was $125.2 million, a 2.5% decrease
•
Operating ratio of 85.1% compared to 83.4%
•
LTL shipments per workday increased 8.5%
•
LTL tonnage per workday increased 7.7%
•
LTL revenue per hundredweight, excluding fuel surcharge revenue, increased 1.7%
•
LTL revenue per shipment, excluding fuel surcharge revenue, increased 0.9%

Saia President and CEO, Fritz Holzgrefe, commented on the quarter stating, “We are pleased with the continued progress of our footprint expansion, as we opened 11 new terminals and relocated one terminal during the third quarter. The majority of the terminals opened in the quarter were in the Great Plains states, and these locations enable us to provide direct service in and out of a geography that has historically been serviced through partner carriers. With these recent terminal openings, we are now able to provide direct service to all of the contiguous 48 states, which significantly enhances our value proposition to our customers. We remain committed to our continued investment in the customer experience. We are encouraged by early customer acceptance, and we are excited to expand our addressable market for new and existing customers.”

Executive Vice President and CFO, Matt Batteh, noted that, “The freight backdrop in the third quarter remained muted, and while weight per shipment was essentially flat compared to the second quarter, we continue to experience mix headwinds compared to prior year. We are pleased with the enhanced service for both new and existing customers, and with each new terminal opening, we are able to provide new solutions to customers. While there continues to be some uncertainty in the forward outlook, we remain committed to our long-term growth strategy. We are excited about the opening of our new Akron, Ohio

Saia, Inc. Third Quarter 2024 Results

terminal earlier this week, and we plan to open up to 3 additional new terminals in the fourth quarter, which would result in 21 new openings for the year. This investment in the business enables us to provide comprehensive national coverage for our customers, positioning us for long-term success.”

Financial Position and Capital Expenditures

We ended the third quarter of 2024 with $14.4 million of cash on hand and total debt of $191.0 million, which compares to $249.3 million of cash on hand and total debt of $18.9 million at September 30, 2023.

Net capital expenditures were $873.2 million during the first nine months of 2024, compared to $338.4 million in net capital expenditures during the first nine months of 2023. Capital expenditures through the third quarter include $235.7 million to secure properties as part of the Yellow Corporation auction process. In 2024, we anticipate that net capital expenditures will be approximately $1 billion, subject to ongoing evaluation of market conditions.

Conference Call

Management will hold a conference call to discuss quarterly results today at 10:00 a.m. Eastern Time. To participate in the call, please dial 1-800-715-9871 or 1-646-307-1963 referencing conference ID #7664986. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company website at www.saia.com/about-us/investor-relations/financial-releases. A replay of the call will be offered two hours after the completion of the call through November 24, 2024 at 11:59 P.M. Eastern Time. The replay will be available by dialing 1-800-770-2030 or 1-609-800-9909 referencing conference ID #7664986.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 211 terminals with national service. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should,” “potential” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, uncertainties and assumptions include, but are not limited to, (1)

Saia, Inc. Third Quarter 2024 Results

general economic conditions including downturns or inflationary periods in the business cycle; (2) operation within a highly competitive industry and the adverse impact from downward pricing pressures, including in connection with fuel surcharges, and other factors; (3) industry-wide external factors largely out of our control; (4) cost and availability of qualified drivers, dock workers, mechanics and other employees, purchased transportation and fuel; (5) inflationary increases in operating expenses and corresponding reductions of profitability; (6) cost and availability of diesel fuel and fuel surcharges; (7) cost and availability of insurance coverage and claims expenses and other expense volatility, including for personal injury, cargo loss and damage, workers’ compensation, employment and group health plan claims; (8) failure to successfully execute the strategy to expand our service geography; (9) unexpected liabilities resulting from the acquisition of real estate assets; (10) costs and liabilities from the disruption in or failure of our technology or equipment essential to our operations, including as a result of cyber incidents, security breaches, malware or ransomware attacks; (11) failure to keep pace with technological developments; (12) liabilities and costs arising from the use of artificial intelligence; (13) labor relations, including the adverse impact should a portion of our workforce become unionized; (14) cost, availability and resale value of real property and revenue equipment; (15) supply chain disruption and delays on new equipment delivery; (16) capacity and highway infrastructure constraints; (17) risks arising from international business operations and relationships; (18) seasonal factors, harsh weather and disasters caused by climate change; (19) economic declines in the geographic regions or industries in which our customers operate; (20) the creditworthiness of our customers and their ability to pay for services; (21) our need for capital and uncertainty of the credit markets; (22) the possibility of defaults under our debt agreements, including violation of financial covenants; (23) inaccuracies and changes to estimates and assumptions used in preparing our financial statements; (24) failure to operate and grow acquired businesses in a manner that support the value allocated to acquired businesses; (25) dependence on key employees; (26) employee turnover from changes to compensation and benefits or market factors; (27) increased costs of healthcare benefits; (28) damage to our reputation from adverse publicity, including from the use of or impact from social media; (29) failure to make future acquisitions or to achieve acquisition synergies; (30) the effect of litigation and class action lawsuits arising from the operation of our business, including the possibility of claims or judgments in excess of our insurance coverages or that result in increases in the cost of insurance coverage or that preclude us from obtaining adequate insurance coverage in the future; (31) the potential of higher corporate taxes and new regulations, including with respect to climate change, employment and labor law, healthcare and securities regulation; (32) the effect of governmental regulations, including hours of service and licensing compliance for drivers, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, regulations of the Food and Drug Administration and Homeland Security, and healthcare and environmental regulations; (33) unforeseen costs from new and existing data privacy laws; (34) costs from new and existing laws regarding how to classify workers; (35) changes in accounting and financial standards or practices; (36) widespread outbreak of an illness or any other communicable disease; (37) international conflicts and geopolitical instability; (38) increasing investor and customer sensitivity to social and sustainability issues, including climate change; (39) provisions in our governing documents and Delaware law that may have anti-takeover effects; (40) issuances of equity that would dilute stock ownership; (41) weakness, disruption or loss of confidence in financial or credit markets; and (42) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this news release. We are

Saia, Inc. Third Quarter 2024 Results

under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

# # #

CONTACT: Saia, Inc.

Matthew Batteh

Executive Vice President and Chief Financial Officer

Investors@saia.com

Saia, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets

Current Assets:
Cash and cash equivalents	$14,405	$296,215
Accounts receivable, net	372,396	311,742
Prepaid expenses and other	50,546	40,737
Total current assets	437,347	648,694

Property and Equipment:
Cost	3,704,281	2,881,800
Less: accumulated depreciation	1,222,373	1,118,492
Net property and equipment	2,481,908	1,763,308
Operating Lease Right-of-Use Assets	121,336	118,734
Other Assets	41,533	52,829
Total assets	$3,082,124	$2,583,565

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$161,241	$141,877
Wages, vacation and employees' benefits	70,613	75,514
Other current liabilities	82,379	68,735
Current portion of long-term debt	6,761	10,173
Current portion of operating lease liability	25,679	25,757
Total current liabilities	346,673	322,056

Other Liabilities:
Long-term debt, less current portion	184,202	6,315
Operating lease liability, less current portion	92,325	96,462
Deferred income taxes	161,867	155,841
Claims, insurance and other	65,572	61,397
Total other liabilities	503,966	320,015

Stockholders' Equity:
Common stock	27	27
Additional paid-in capital	291,319	285,092
Deferred compensation trust	(7,877)	(5,679)
Retained earnings	1,948,016	1,662,054
Total stockholders' equity	2,231,485	1,941,494
Total liabilities and stockholders' equity	$3,082,124	$2,583,565

Saia, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarters and Nine Months Ended September 30, 2024 and 2023
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter		Nine Months
	2024	2023	2024	2023
Operating Revenue	$842,103	$775,144	$2,420,122	$2,130,301

Operating Expenses:
Salaries, wages and employees' benefits	398,134	344,605	1,112,087	955,449
Purchased transportation	65,584	76,746	179,138	173,244
Fuel, operating expenses and supplies	158,733	144,282	475,935	419,397
Operating taxes and licenses	19,942	17,018	59,401	51,540
Claims and insurance	19,274	18,024	55,565	49,039
Depreciation and amortization	54,656	45,618	156,041	133,156
Other operating, net	609	416	1,279	643
Total operating expenses	716,932	646,709	2,039,446	1,782,468

Operating Income	125,171	128,435	380,676	347,833

Nonoperating (Income) Expenses:
Interest expense	2,997	454	5,951	1,600
Interest income	(45)	(2,423)	(910)	(3,050)
Other, net	(460)	157	(1,574)	(1,336)
Nonoperating (income) expenses, net	2,492	(1,812)	3,467	(2,786)

Income Before Income Taxes	122,679	130,247	377,209	350,619
Income Tax Provision	29,931	32,034	91,247	84,990
Net Income	$92,748	$98,213	$285,962	$265,629

Weighted average common shares outstanding - basic	26,695	26,644	26,686	26,626
Weighted average common shares outstanding - diluted	26,789	26,779	26,785	26,755

Basic earnings per share	$3.47	$3.69	$10.72	$9.98
Diluted earnings per share	$3.46	$3.67	$10.68	$9.93

Saia, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2024 and 2023
(Amounts in thousands)
(Unaudited)
	Nine Months
	2024	2023
Operating Activities:
Net cash provided by operating activities	$418,963	$416,268
Net cash provided by operating activities	418,963	416,268
Investing Activities:
Acquisition of property and equipment	(875,302)	(340,528)
Proceeds from disposal of property and equipment	2,079	2,141
Other	4,999	1,379
Net cash used in investing activities	(868,224)	(337,008)
Financing Activities:
Borrowing of revolving credit facility, net	83,000	–
Borrowing of private shelf agreement	100,000	–
Proceeds from stock option exercises	2,033	4,791
Shares withheld for taxes	(8,820)	(9,126)
Other financing activity	(8,762)	(13,053)
Net cash provided by (used in) financing activities	167,451	(17,388)
Net (Decrease) Increase in Cash and Cash Equivalents	(281,810)	61,872
Cash and Cash Equivalents, beginning of period	296,215	187,390
Cash and Cash Equivalents, end of period	$14,405	$249,262

Saia, Inc. and Subsidiaries
Financial Information
For the Quarters Ended September 30, 2024 and 2023
(Unaudited)

				Third Quarter
	Third Quarter		%	Amount/Workday		%
	2024	2023	Change	2024	2023	Change
Workdays				64	63
Operating ratio	85.1%	83.4%
LTL tonnage (1)	1,605	1,467	9.4	25.08	23.29	7.7
LTL shipments (1)	2,379	2,158	10.2	37.17	34.25	8.5
LTL revenue/cwt.	$25.64	$25.87	(0.9)
LTL revenue/cwt., excluding fuel surcharge	$21.75	$21.39	1.7
LTL revenue/shipment	$345.93	$351.64	(1.6)
LTL revenue/shipment, excluding fuel surcharge	$293.39	$290.79	0.9
LTL pounds/shipment	1,349	1,360	(0.8)
LTL length of haul (2)	890	896	(0.7)

(1) In thousands.

(2) In miles.

Note:

LTL operating statistics exclude transportation and logistics services where pricing is generally not determined by weight. The LTL operating statistics also exclude the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy.